Exhibit 4.11

NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

MATERIAL CHANGE REPORT

Pursuant to:	Part 7 of National Instrument 51-102.

Item 1.	Reporting Issuer:

Neptune Technologies & Bioressources Inc.
225 Promenade du Centropolis, Suite 200
Laval (QC) H7T 0B3

Item 2.	Date of Material Change:

September 16, 2011

Item 3.	Press release:

News release announcing the material change referred to in this report was issued through CNW on September 19, 2011.

Item 4.	Summary of Material Change:

The material change report of Neptune dated September 22, 2011, relating to Neptune entering into a Memorandum of Understanding (the “MOU”) with Shanghai KaiChuang Deep Sea Fisheries Co., Ltd. (“SKFC”) for the manufacturing and commercialization of Neptune’s krill products in Asia;

Item 5.	Full Description of Material Change:

Neptune entered into a MOU with SKFC to form a 50/50 joint venture, Neptune-SKFC Biotechnology, that will manufacture and commercialize Neptune’s krill products in Asia. The initial cost of the project is expected to reach up to US$30 million (to be financed by Chinese banks and the parties to the joint venture) and includes the construction of a state-of-the-art production facility in China using Neptune Proprietory Technology, to develop a commercial distribution network for Asia. According to the MOU, Neptune will licence the right to its Proprietary Technology to Neptune-SKFC Biotechnology in return for an up-front payment and subsequent royalty payments. The MOU is subject to the approval by the board of each party as well as by Chinese regulators.

Item 6.	Reliance on: Sections 7.1(2) and (3) of National Instrument 51-102

Not Applicable

Item 7.	Omitted Information:

No information has been omitted in respect of the material change.

Item 8.	Senior Officers:

Further information with respect to the material change described in this material change report may be obtained from:

Neptune Technologies & Bioressources Inc.
André Godin
V.P. Administration and Finance
(450) 687-2262

Item 9.	DATED at Laval, Quebec, this 22nd day of September, 2011